Exhibit 99.1

Vicki Avril-Groves to Step Down from Greif Board of Directors

Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced that Vicki Avril-Groves will be retiring from the Greif Board of Directors effective November 1, 2024, due to personal reasons. She joined the Board in 2004 and has served on a variety of Board committees, including the Audit Committee as Chairperson for several years.

"On behalf of the entire Board of Directors, I want to thank Vicki for valuable insight and dedication to Greif over the past 20 years," said Bruce Edwards, Greif Board Chairman. "Vicki has provided valuable counsel and guidance helping the company grow and evolve into the organization it is today. She will be missed, and we wish her well."
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, corrugated sheets and products, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides other packaging services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company has a workforce of over 14,000 colleagues spread across more than 250 facilities in 37 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Contact: Bill D’Onofrio
(614) 499-7233
bill.donofrio@greif.com